EXHIBIT 99.1

Former U.S. Army Vice Chief of Staff General Peter W. Chiarelli (Ret.)
Joins Harris Corporation’s Board of Directors

MELBOURNE, Fla./WASHINGTON, August 16, 2012 – Harris Corporation (NYSE:HRS) announced that U.S. Army General Peter W. Chiarelli (Ret.), who served for almost 40 years, has been appointed to its Board of Directors, effective immediately.

General Chiarelli, 62, most recently served as the U.S. Army Vice Chief of Staff from 2008 until his retirement earlier this year. During his highly decorated military career he also served as Senior Military Assistant to the Secretary of Defense; Commander of the Multi-National Corps in Iraq; Commander of the 1st Cavalry Division at Fort Hood, Texas and in Iraq; U.S. Army Chief Operations, Training and Mobilization; and Executive Officer, Supreme Allied Commander Europe. He served as a commander at all levels within the Army – from platoon to a multinational corps in a combat theater with 170,000 servicemen and women assigned.

“General Chiarelli is a tremendous addition to Harris’ Board of Directors. With his vast U.S. and global military leadership experience, he will provide a unique perspective to many of our businesses,” said Thomas A. Dattilo, chairman of the Board of Directors.

“General Chiarelli is widely respected within the U.S. and international defense community,” said William M. Brown, president and chief executive officer. “His insight and expertise will be invaluable to Harris, particularly in our effort to continuously introduce the most innovative, high-value solutions for warfighters.”

General Chiarelli is currently chief executive officer of One Mind for Research, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders.

He received a bachelor’s degree in political science from Seattle University, and master’s degrees in public administration from the University of Washington and in national security and strategies studies from the U.S. Naval War College.

A high-resolution photograph is available at General Peter W. Chiarelli (Ret.).

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5.5 billion of annual revenue and about 15,000 employees – including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at harris.com.